                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                                               SEPTEMBER 30, 1997
                                                                               ------------------
Earnings
     Net loss...............................................................        $(17,981)
          Add:
               Equity in loss of Globalstar, L.P............................          17,981
               Interest expense.............................................          15,902
                                                                                   ---------
Earnings available to cover fixed charges...................................        $ 15,902
                                                                                   =========
Fixed charges -- interest expense...........................................        $ 15,902
                                                                                   =========
Ratio of earnings to fixed charges..........................................              1x
                                                                                   =========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                                         CUMULATIVE
                                                                                       MARCH 23, 1994
                                                                  NINE MONTHS         (COMMENCEMENT OF
                                                                     ENDED             OPERATIONS) TO
                                                               SEPTEMBER 30, 1997    SEPTEMBER 30, 1997
                                                               ------------------    ------------------
Net loss....................................................        $(51,814)            $ (200,941)
Dividends on Redeemable Preferred Partnership Interests.....         (15,901)               (33,224)
                                                                    --------              ---------
Deficiency of earnings to cover fixed charges...............        $(67,715)            $ (234,165)
                                                                    ========              =========

                                       20